Exhibit 10.13

Loan No. ML RX0584-T3

PROMISSORY NOTE

$3,000,000	January 4, 2008

          FOR VALUE RECEIVED, the undersigned, promises to pay to COBANK, ACB (“Payee”), or its order, at the times and in the manner set forth in that certain Master Loan Agreement, dated as of even date herewith, among the undersigned and Payee, as it may be amended, modified, supplemented, extended or restated from time to time (the “MLA”) and in that certain Third Supplement to the Master Loan Agreement, dated as of even date herewith, among the undersigned and Payee, as it may be amended, modified, supplemented, extended or restated from time to time (the “Third Supplement”), the principal sum of THREE MILLION UNITED STATES DOLLARS ($3,000,000) or such lesser amount as may be advanced hereunder, together with interest on the unpaid principal balance hereof at the rate or rates set forth in the Third Supplement.

          This note is given for the loan to be made by Payee to the undersigned pursuant to the MLA and the Third Supplement, all of the terms and provisions of which (including, without limitation, provisions regarding acceleration of the maturity hereof and application of default interest and of a surcharge to payments hereunder) are hereby incorporated by reference. Advances, accrued interest, and payments shall be posted by Payee upon an appropriate accounting record, which record (and all computer printouts thereof) shall constitute prima facie evidence of the outstanding principal and interest on the loan. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at a rate per annum set forth in the MLA.

          The makers or endorsers hereof hereby waive presentment for payment, demand, protest, and notice of dishonor and nonpayment of this note, and all defenses on the ground of delay or of any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to them or either of them or to anyone who has assumed the payment of this note, and it is specifically agreed that the obligations of said makers or endorsers shall not be in anywise affected or altered to the prejudice of the holder or holders hereof by reason of the assumption of payment of the same by any other person or entity.

          Should this note be placed in the hands of an attorney for collection or the services of any attorney become necessary in connection with enforcing its provisions, the undersigned agrees to pay reasonable attorneys’ fees, together with all costs and expenses incident thereto, to the extent allowed by law. Except to the extent governed by applicable federal law, this note shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine. Whenever possible, each provision of this note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this note. Whenever in this note reference is made to the Payee or the undersigned, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this note shall be binding upon and shall inure to the benefit of such successors and assigns. The undersigned’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the undersigned.

          IN WITNESS WHEREOF, the undersigned has caused this note to be executed and delivered by its duly authorized officer as of the date first written above.

HUTCHINSON ACQUISITION CORP.

By:

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